EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, including on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

08/21/2026

Primary Development Fund (Cayman) SPC

/s/ Sam Bratchie
Name:	Sam Bratchie
Title:	Director

E2 Trust SP

/s/ Ian Altug
Name:	Ian Altug
Director of Corporate Trustee to E2 Trust - IALC Trustees SA

E3 Fund

/s/ Sam Bratchie
Name:	Sam Bratchie
Title:	Administrator

IALC Trustees S.A.

/s/ Ian Altug
Name:	Ian Altug
Director